Exhibit 10.16

Sichuan Time Share Advertising & Communication Co., Ltd.

Wuhan Huawei Advertising Co., Ltd.

Huashan Chen

And

Hanyu Song

Assets Transfer Agreement

August 22, 2007

This Assets Transfer Agreement (hereinafter “Agreement”) is entered into among the following parties on August 21, 2007 in Beijing:

Transfer: Wuhan Huawei Advertising Co., Ltd. (hereinafter “Party A”)

Address: Room 2401-2403, Central Tower (B), 31 Yunlin Street Jiang’an District, Wuhan

Legal Representative: Huashan Chen

Transferee: Sichuan Time Share Advertising & Communication Co., Ltd. (hereinafter “Party B”)

Address: Guixi Industrial Park, High-Tech District, Chengdu

Legal Representative: Jilun He

Huashan Chen (hereinafter “Party C”)

Address: Room15-5, 88 Shengli Avenue, Jiang’an District, Wuhan

ID Number: 420103195711233712

Hanyu Song (hereinafter “Party D”)

Address: Room15-5, 88 Shengli Avenue, Jiang’an District, Wuhan

ID Number: 420103580801462

Hereinafter, Party A, B and C shall be individually referred to as a “Party”, and collectively as “All Parties.”

WHEREAS:

1.	Party A is a company of limited liability incorporated in accordance with the PRC laws, with independent legal qualifications, engaging in the business of outdoor advertising distribution and commission.

2.	Party B is a company of limited liability incorporated in accordance with the PRC laws, with independent legal qualifications, engaging in the business of outdoor advertising distribution and commission.

3.	Huashan Chen is a shareholder of Party A, holds a 70% equity interest in Party A, and is the legal representative and [executive director] of Party A.

4.	Hanyu Song is a shareholder of Party A, holding a 30% equity interest in Party A.

5.	Party A agrees to transfer the Assets it operated to Party B pursuant to this Agreement. Party B agrees to accept Party A’s Assets and to pay a corresponding consideration in accordance with the Agreement.

6.	According to the written shareholder meeting resolution dated August 21, 2007, the shareholders of Party A approved the proposed Assets Transfer.

THEREFORE, based on the contractual undertakings and understandings, All Parties hereby agree as follows:

1.	Definitions

1.1.	Unless otherwise defined, the following definitions shall apply:

1.1.1.	Assets: For the purposes of this Agreement, assets include (i) the outdoor media resources of Party A; (ii) the business contracts under performance or that will be performed; (iii) the governmental approvals and authorized business scope relating to the business contracts; (iv) including but not limited to the assets listed in Annex 1, The Checklist of the Operating Assets, of the Agreement.

1.1.2.	Employees: The employees employed by Party A pursuant to related laws as of August 22, 2008.

1.1.3.	Assets Transfer: The action of Party A transferring employees and advertising business to Party B, and the action of Party B accepting the transferred employees and advertising business.

1.1.4.	Consideration of Transfer: The payment made pursuant to Article 3.1 of the Agreement for the transfer of the employees and Assets of Party A.

1.1.5.	New Company: The Company established by Party B for the operation of the Assets (Wuhan Time Share Advertising & Communication Co., Ltd.)

1.1.6.	Closing Date: The date when Party A transfers the transferred employees and advertising business to the transferee (Party B) for its employment, ownership, occupation and real control, which date is September 30, 2007.

1.1.7.	Working Day: Any date other than Saturday, Sunday, an official holiday of PRC or any date that the authorized banks temporally close in the PRC.

1.1.8.	Execution Date: The date all Parties sign the Agreement.

1.1.9.	Effective Date: The Execution Date of the Agreement.

1.1.10.	PRC: The People’s Republic of China, not including the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

2.	The Transfer of Assets

2.1.	Party A shall transfer all Assets to Party B following the Execution Date.

2.2.	Party A shall transfer the contracts in relation to the transferred Assets to Party B. For those contracts that are under performance, Party A shall obtain written consents of the counterpart parties and transfer all rights and obligations under the unfulfilled contracts to Party B.

2.3.	Party A shall transfer the original copies of the written documents in relation to the transferred Assets, including but not limited to contracts, correspondences, licenses and accounting books, booking and other text, client information and original written consents of counterpart parties, to Party B; in the case that some original copies of the aforesaid documents and client information are not transferred, Party A shall provide supplementary materials within five days after the Closing Date. Party A shall provide other documents related to the transferred advertising business to Party B per reasonable request of Party B.

2.4.	If the supplementary documents of the transferred Assets provided by Party A pursuant to Article 2.3 are still incomplete, Party A shall be responsible for the performance of the missed contracts and take all legal responsibilities. However, the rights, including but not limited to the business profit, positive results and accounts receivables, shall be enjoyed by Party B, and Party B may require Party A to take the default responsibilities.

2.5.	All Parties agree and confirm that April 30, 2007 is the turning point of the contract. Before April 30, 2007, the ownership of the transferred Assets, including but not limited to business profit, positive results and accounts receivables, are enjoyed by Party A and all responsibilities including but not limited to accounts payables and other obligations are born by Party A; after April 30, 2007, all rights shall be owned by Party B, and obligations, including but not limited to accounts payables and other obligations shall be born by Party B. The fees shall be settled by the time when Party B pays the first payment.

3.	Consideration of Transfer and Payment

3.1.	All Parties agree that the total cash consideration for the acquisition of Party A’s Assets is RMB 11 million.

3.2.	Party B or the New Company shall make the payment to Party A as follows:

3.2.1.	Party A shall pay RMB 5.5 million within seven (7) days after the Closing Date (“the First Payment”)

3.2.2.	The other RMB 5.5 million (“the Second Payment”) shall be made within seven days (7) after the completion of the 2008 financial statement. If the target company achieves a pretax profit of RMB 14 million between September 1, 2007 and December 31, 2008, Party B shall make the payment of RMB 5.5 million within seven (7) days after the completion of the financial statement; if a pretax profit of RMB 14 million cannot be achieved, then RMB 5.5 million will be paid to the New Company as a supplement to the balance of audited real profit and the target profit; surplus shall be paid to Party A if there is any, otherwise, no additional payment shall be made. The abovementioned payment of Party B pursuant to the Agreement shall be deemed as the Second Payment, that is, the consideration of RMB 5.5 million.

4.	The Pre-conditions of Closing

4.1.	The pre-conditions of the Closing are the fulfillment of the following items or an unanimous written waiver from All Parties:

4.1.1.	Party A shall obtain the consent of the counterpart parties and transfer the unfulfilled rights and obligations to Party B following the Execution Date and no later than September 30, 2007.

4.1.2.	For purposes of executing the Agreement, Party A is obligated to do the following things in a way satisfactory to Party B: as some contracts related to the target transferred Assets have defects, including but not limited to defects in contracted parties, contract period, and others, such contracts shall be revised and improved based on the requirements of Party B, including but not limited to revisions, amendments, supplements or rewriting based on contracts provided by Party B.

4.1.3.	The Assets under this Agreement include a total of more than 23,000 square meters of out-of-home advertising space. Approximately 80% of the advertising media (including all key media listed in Annex 1) shall have a lease term of longer than three years, and shall have been fully constructed with valid governmental permits.

4.1.4.	Party A shall not change or adjust its current plans, policies, strategies or employee compensations and benefits. Party A and Party C shall not take any actions that adversely affects the transferred Assets, but shall maintain and add value to the Assets.

4.1.5.	Within 3 days after the incorporation of the New Company, Party A shall transfer the employment contracts to Party B, and sign employment agreements with a two-year term. The completion of the transfer means that the employees transferred to Party B shall release their original employment contracts with Party A, and sign new employment contracts and other related contracts upon the request of Party B. Party B shall process the social insurance and related issues of the transferred employees based on the requirements of Party B.

4.1.6.	Party A and Party C shall urge the owner of Rooms 2401-2403 of Central Tower (B), 31 Yulin Street, Jiang’an District, Wuhan, to enter into a lease contract with Party B or the New Company with a term no less than 5 years and a monthly rental of RMB1,000.

4.2.	If the abovementioned pre-conditions cannot be fulfilled within 15 working days after the Effective Date of the Agreement, and Party B does not agree to waive the pre-conditions in writing or postpone the transaction, Party B shall grant Party A a rectification period of seven working days. If Party A still cannot meet the pre-conditions, Party B is entitled to require Party A to bear default responsibilities pursuant to provision 7 of the Agreement.

4.3.	All Parties agree that since the New Company is in the process of being established, the Assets and employees will not be transferred until the New Company is incorporated. Other than the payment which is specifically provided to be made by Party B under this Agreement, the rights and obligations of Party B shall be assumed by the New Company.

5.	Representations and Warranties

5.1.	Party A represents and warrants as follows:

5.1.1.	Party A has been duly incorporated and is validly existing as an enterprise legal person. Party A has obtained all necessary authorizations and permits and has the authority and capability to execute and perform the Agreement, to complete the Assets Transfer under this Agreement, and to ensure that Party B may fully enjoy the rights of the acquired Assets and realize the purposes of the Agreement through the performance of the Agreement now and in the future.

5.1.2.	The execution and performance of the Agreement will not result in (1) a violation or conflict with any articles of association or other similar organizational documents; (2) a violation or conflict with any laws and regulations to which the Assets transferred are subject or result in any material adverse effect due to the violation of such laws; or (3) a breach or conflict with guarantees, contracts, agreements, licenses, permits, concessions or other documents or arrangements to which Party A is bound, or constitute default under the Agreement.

5.1.3.	Party A has provided true and accurate copies of all documents in relation to the transferred Assets and has made related representations and warranties. Such documents, representations and warranties neither include any untrue statements of any material facts, nor any statements resulting in misunderstandings to materials facts. To Party A’s knowledge, there are no facts related to and may have material adverse effects on the transferred Assets fail to be disclosed in the Agreement and its Annexes or in other written forms by Party A to Party B.

5.1.4.	Party A warrants that all materials provided (including but not limited to media resource contracts and advertising distribution contracts) are true, accurate and complete in every respect.

5.1.5.	Party A and its employees (other than casual workers and interns) have entered into valid employment contracts. Party A has also entered into corresponding valid contracts with casual workers and interns. Such contracts have been performed accordingly and there are no defaults or labor disputes or conflicts between Party A and its employees.

5.1.6.	Party A has paid endowment insurance, medical insurance, employment insurance and other social insurance and housing funds for its employees pursuant to related laws and regulations.

5.1.7.	All the business contracts are valid contracts, beyond doubt of any third parties, judicial and administrative authorities. Related parties have obtained required approvals, licenses and registrations for the execution and performance of these contracts, without the violation of any related laws and regulations. All business contracts have been performed accordingly, and the bound parties have not violated any provisions of these contracts.

5.1.8.	Party A is the rightful owner of its Assets and there are no commitments, mortgages, pledges or other guarantee encumbrances, or any pending or potential disputes, actions, fines or investigations of governmental departments or similar procedures against the Assets. There are no transfer or other similar situations other than transferring to Party B or the New Company in accordance with the Agreement.

5.2.	Party B represents and warrants as follows:

5.2.1.	Party B has been duly incorporated and is validly existing as an enterprise legal person. Party B has obtained all the necessary authorizations and permits and has the authority and capability to execute and perform the Agreement.

5.2.2.	The execution and performance of the Agreement will not result in the violation of or conflict with (1) any articles of association or other similar organizational documents; (2) any laws, conditions or other orders to which Party B is bound; (3) or any contracts and documents to which Party B is one party.

5.2.3.	Party B legally owns its assets, which are sufficient to pay the Consideration of Transfer under the Agreement. Once executed, the Agreement shall be legally and effectively binding on Party B. Party B shall pay the Consideration of Transfer on time and pursuant to the Agreement.

5.3.	Party A and Party C further represent and warrant as follows:

5.3.1.	Following the Closing Date, Party A and Party C, their current or future affiliated companies, affiliated persons and their employees shall not participate in any business relating to the transferred Assets and competing with the business of Party B, including but not limited to the following actions:

(1) Participate directly or indirectly in any business that is the same as or similar to the transferred business;

(2) Facilitate or permit any third parties competing with Party B to operate or promote same or similar business;

(3) Interfere for Party B in establishing business relationship with Party A’s current clients, customers, employees or suppliers;

(4) The names and trademarks (including the ones under application) previously or currently used by Party A shall not be reused in areas including but not limited to those that are directly or indirectly in the same business as or a similar business to the transferred Assets, or those that compete with the business operations of Party B.

5.3.2.	Following the Closing Date, if Party A and Party C or their current or future affiliated companies, affiliated persons or their employees participate in any business relating to the transferred Assets, Party A and Party C undertake to terminate such operations and transfer them to Party B with the permission of Party B.

6.	The Operation of the New Company

6.1.	Within one month after the acquisition, the shareholder of Party A, Huashan Chen, shall enter into an five-year long employment contract with the New Company (or third party designated by Party B), according to which Mr. Chen shall enjoy the same compensations and related incentive mechanisms as that of general managers of business centers of Party B, and be subjected to the management of Party B. During the performance of the employment contract or within two years of the completion or dismissal of the contract, unless with the written consent of Party B, Party A shall not directly or indirectly invest in, operate, manage or be employed to any individuals or entities competing with the business of Party B, or provide any information, consultation, business secrets or opportunities to such individuals or entities.

6.2.	After the completion of the acquisition, that is from September 1, 2007 to December 31, 2008, Party C undertakes that the New Company shall achieve a pre-tax profit of no less than RMB 14 million.

6.3.	Party A shall complete the cancellation of registration of the Target Company with industrial and commercial administration authorities within half a year after the establishment of the New Company. All rights and obligations of Party A under this Agreement will be transferred to Party C after the cancellation. If the Target Company cannot be cancelled, all its creditor’s rights, debt and legal liabilities shall be born by Party A.

7.	Defaulting Liability

7.1.	Any parties’ violation of any provisions of the Agreement shall be deemed as default under the Agreement, and thus shall bear defaulting liabilities.

7.2.	If there is a default under the Agreement, the complying party is entitled to take necessary measures and actions, and to hold the defaulting party liable through legal procedures, including but not limited to the following: the defaulting party continues to perform the Agreement per the request of the complying party, compensating for default losses, and terminating the Agreement, which can be claimed coincidentally.

7.3.	Unless otherwise provided by the Agreement or other agreements, once Party A fulfills its obligations under the Agreement, Party B shall pay the Consideration of Transfer in accordance with Article 3 of the Agreement. If Party B intently postpones the payment of the consideration, Party B shall take the liabilities of breach of this Agreement.

7.4.	Unless otherwise provided by the Agreement or other agreements, if Party A fails to fulfill its obligations under Article 4.2 of the Agreement, it shall take defaulting liabilities and continue to perform the Agreement per Party B’s request.

8.	Termination

8.1.	The Agreement terminates upon the occurrence of the following matters:

8.1.1.	Upon friendly negotiation, All Parties may unanimously agree to terminate the Agreement.

8.1.2.	If Party A fails to fulfill the preconditions as provided in Article 4.1 pursuant to Article 4.2, Party B may terminate the Agreement.

8.2.	Upon the termination of the Agreement, each Party shall return all records, documents and materials obtained pursuant to the Agreement to the submitting Party, regardless of whether the aforesaid records, documents and materials were submitted before or after the execution of the Agreement.

8.3.	The defaulting liabilities shall survive with the termination of the Agreement.

9.	Confidentiality

9.1.	All information submitted by one Party (“the Disclosing Party”) to another Party (“the Receiving Party”) shall be treated as confidential information, shall be used only for purposes of the transaction as provided in the Agreement, and shall be disclosed to any employees, directors, contractors, representatives, counsels, financial consultants and consultants of the Receiving Party as necessary for the purposes of the completion of the Agreement based on their respective responsibilities and positions. The Receiving Party itself and on behalf of its employees, directors, contractors, representatives, counsels and consultants agree to abide by the obligation of confidentiality as provided by the Agreement, and promise and warrant to take measures to ensure the obligation of confidentiality shall not be violated by the Receiving Party and the aforesaid parties getting confidential information from the Disclosing Party.

9.2.	The aforesaid confidentiality and non-disclosure obligations do not apply to the following information:

9.2.1.	Information that the Receiving Party needs to disclose in accordance with laws, regulations, legal procedures or orders or request of courts with jurisdiction or other supervising authorities; but the Receiving Party shall immediately inform the Disclosing Party of such written notice.

9.2.2.	Information known or accessible to the Receiving Party before submission; or

9.2.3.	Information that becomes public that cannot be credited to the violation of the confidentiality obligation of the Receiving Party.

9.3.	The obligation of confidentiality shall survive the termination of the Agreement.

10.	Settlement of Disputes and Applicable Laws

10.1.	Any disputes arising from or related to the Agreement, including but not limited to the formation, effectiveness, performance, defaulting liabilities, rectification and termination of the Agreement, shall be resolved by All Parties through friendly negotiations. The dispute can be referred to the local court in the place where Party B is incorporated in case no resolution can be reached within 30 days. The complying party is entitled to ask the defaulting party to cover the litigation fees (including but not limited to counsel fees and travel charge) and other fees.

10.2.	When any disputes or litigations arise, all Parties shall continue to perform other rights and obligations under the Agreement other than those disputed.

10.3.	The formation, validity, interpretation and performance of the Agreement and the resolution of the disputes under this Agreement shall be subject to PRC laws.

11.	Force Majeure

11.1.	Should one party’s obligations under the Agreement not be sufficiently, timely and appropriately performed due to the effect of any event of force majeure, the performance of such obligations can be suspended during the period during which the event of force majeure exists. The performance date of the Agreement shall be extended automatically without leading to liabilities under the Agreement, and the extension period shall be equal to duration of the force majeure.

11.2.	One Party shall immediately inform other parties of the force majeure it encounters, provide evidence of the existence and extension of the force majeure, take all reasonable possible measures to relieve or eliminate the effect of the force majeure, and resume the performance of obligations after the elimination or relief of such effect.

12.	General Provisions

12.1.	This Agreement is a complete document, this Agreement and its Annexes constitute the entire agreement and understanding between both parties with respect to the subject matter hereof and supersedes and replaces all prior oral and written agreements and intents, expressions and understandings between both parties with respect to the subject matter hereof.

12.2.	Unless otherwise provided by laws, the failure or delay in the performance of the rights, powers or privileges under the Agreement shall not constitute the waiver of such rights, powers or privileges; separate or partial exercise of such rights, powers or privileges shall not prevent the exercise of other rights.

12.3.	Warranties under this Agreement shall continue to be completely valid after their completion and all provisions of the Agreement shall continue to be valid unless those have been performed.

12.4.	Any revisions or amendments to this Agreement are not allowed without prior written consent of All Parties.

12.5.	All parties shall pay any fees or tax incurred as a result of the transaction pursuant to PRC laws.

12.6.	All section titles are only for purposes of convenience of reading and shall not affect the meaning or explanation of the content of the Agreement.

12.7.	All annexes of this Agreement shall form an integral part of this Agreement and have the same legal effect as this Agreement. This Agreement is executed in two original copies, which have the same legal effect, with each party hereto holding one original.

12.8.	Any notice or other written communications to be made pursuant to this Agreement sent from one Party to other Parties shall be made by fax or recognized courier service. Notices shall be deemed to be duly served if by courier service, on the second day after being delivered to an recognized courier service company; or if by fax, at the receiving time as indicated in the transmission confirmation of relevant document. All notice or communications shall be sent to the following address of the other Parties or such other addresses as may be notified in written.

Party A: Wuhan Huawei Advertising Co., Ltd.

Address: Room 2401-2403, Central Tower (B), 31 Yunlin Street Jiang’an District, Wuhan

Party B: Sichuan Time Share Advertising & Communication Co., Ltd.

Address: Guixi Industrial Park, High-Tech District, Chengdu

Party C: Huashan Chen

Address: Room15-5, 88 Shengli Avenue, Jiang’an District, Wuhan

Mobile Number: 13908644693

Party D : Hanyu Song

Address: Room15-5, 88 Shengli Avenue, Jiang’an District, Wuhan

Mobile Number: 13396059699

Execution page of the Asset Transfer Agreement entered in Beijing on August 21, 2007 among the following parties:

Party A (Stamp): Wuhan Huawei Advertising Co., Ltd.

Authorized Representative (Signature):	/s/ Huashan Chen

Date: August 21, 2007

Party B (Stamp): Sichuan Time Share Advertising & Communication Co., Ltd.

Authorized Representative (Signature):	/s/ Jilun He

Date: August 21, 2007

Party C (Signature):	/s/ Huashan Chen

Date: August 21, 2007

Party C (Signature):	/s/ Hanyu Song

Date: August 21, 2007

Supplementary Agreement

This Supplementary Agreement (hereinafter “the Agreement”) is entered into among the following parties on March 17, 2008 in Beijing:

Assignor: Wuhan Huawei Advertising Co., Ltd. (hereinafter referred to as Party A)

Address:

Legal representative:

Assignee: Sichuan Time Share Advertising & Communication Co., Ltd. (hereinafter referred to as Party B)

Address:

Legal representative:

Chen Huashan (hereinafter referred to as Party C)

Address:

ID No.:

Song Hanyu (hereinafter referred to as Party D)

Address:

ID No.:

Hereinafter, Parties A, B, C and D shall be individually referred to as “A Party” and collectively as “All Parties”.

Whereas:

1.	All Parties to the Agreement have signed the Assets Transfer Agreement (hereinafter referred to as “the Original Agreement”) in Beijing on August 21, 2007. In accordance with Article 4 of the Original Agreement, Party A shall, prior to September 30, 2007, obtain written approval from the opposite party of the uncompleted contract to transfer all of its rights and obligations under the uncompleted contract to Party B, and shall complete supplements and corrections of blemishes in the relevant contract in the mode required by Party B.

2.	As of March 16, 2008, Party A still fails to transfer partial contracts, including those signed by and between Party A and Wuhan Coca-Cola Beverages Co., Ltd., Wuhan President Enterprises Food Co., Ltd., Wuhan FAD Trading Co., Ltd., Tianjin Shenyuan Shengshi Advertising & Communication Co., Ltd. and Anhui Heli Co., Ltd, respectively. The receivables in the amount of RMB 1,270,000.00 for the first executive year have not been received yet.

3.	For the purpose of not affecting the closing of the acquired assets, All Parties have, through negotiations, come into the following supplementary agreement:

I.	All Parties agree that Sichuan Time Share Advertising & Communication Co., Ltd. make the payment of RMB5,500,000 in accordance with Article 3.2 of the Original Agreement, with the specific method of payment shown as follows:

1.	To deduct the payables in the amount of RMB156,211.72 of Wuhan Huawei Advertising Co., Ltd. agreed upon by All Parties;

2.	To deduct RMB550,000.00 borrowed from Hubei Time Share Advertising & Communication Co., Ltd by shareholders of Wuhan Huawei Advertising Co., Ltd. for individual purpose;

3.	To pay RMB3,523,788.28 upon the receipt of Observation of the Examination on Matters relating to Contract Transfer produced by the law firm;

4.	To pay the remaining amount of RMB1,270,000.00 after completing the sales contracts having yet not been transferred and after collecting all sums for advertisements. By the end of December 31, 2008, un-transferred sales contracts and uncollected sums for advertisements will not been transferred, with the transfer sums correspondingly deducted. Party B will no longer make any related payment, and it shall be deemed as that Party B has fulfilled such kind of contractual obligation.

II.	The RMB1,200,000.00 borrowed by Wuhan Huawei Advertising Co., Ltd. from Sichuan Time Share Advertising & Communication Co., Ltd. has been used for daily operation of Hubei Time Share Advertising & Media Co., Ltd., and shall therefore be deemed as the working capital additionally invested by Time Share Advertising & Media Co., Ltd. towards Hubei Time Share Advertising & Media Co., Ltd. Thus, Huawei Advertising Co., Ltd. needs not to make the refund.

III.

All Parties, based on the Original Agreement, agree that in the course of assets transfer with Wuhan Huawei Advertising Co., Ltd., Sichuan Time Share Advertising & Communication Co., Ltd. shall have the right to entrust its subsidiary, namely Hubei

Time Share Advertising & Communication Co., Ltd., to enjoy all rights and meanwhile to bear all obligations under the Assets Transfer Agreement. Therefore, the above-mentioned payments shall be made by Hubei Time Share Advertising & Communication Co., Ltd.

IV.	After Hubei Time Share Advertising & Communication Co., Ltd. has made the first installment of payments, Wuhan Huawei Advertising Co., Ltd. shall assume all debts of its own; moreover, Wuhan Huawei Advertising Co., Ltd., shall stop all advertising operations and make settlements on its own upon the receipt of the second installment payments in accordance with the Agreement.

Sichuan Time Share Advertising & Communication Co., Ltd. Signature of the Representative: /s/ Huang Yunwei	Wuhan Huawei Advertising Co., Ltd. Signature of the Representative: /s/ Chen Huashan
Signature of Chen Huashan: /s/ Chen Huashan	Signature of Song Hanyu: /s/ Song Hanyu